ACQUISITION AGREEMENT

ALLEGIANT NETWORKS, LLC

and

CREXENDO, INC

dated as of

October 17, 2022

ACQUISITION AGREEMENT

This Acquisition Agreement (this "**Agreement**"), dated as of October 17, 2022, and is to have an effective date of November 1, 2022 so long as all regulatory authority required (including but not limited to authority from the State of California and any other state that may in fact be required for transfer of Company licenses to Buyer is entered into between ALLEGIANT NETWORKS, LLC a Kansas limited liability company (the "**Company**"); Bryan J. Dancer, an individual ("**Seller**") and CREXENDO, INC, a Delaware corporation ("**Buyer**"). The parties understand and agree that the contract does not become binding unless all necessary regulatory authority has been granted.

Recitals

WHEREAS, Seller is the sole Member owning 100% of the Ownership Units (the "**Ownership Interest**"), of the Company; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Ownership Interest, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Agreement**" has the meaning set forth in the preamble.

"**Audited Financial Statements**" has the meaning set forth in Section 4.06.

"**Balance Sheet**" has the meaning set forth in Section 4.06.

"**Balance Sheet Date**" has the meaning set forth in Section 4.06.

"**Benefit Plan**" has the meaning set forth in Section 4.19(a).

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona are authorized or required by Law to be closed for business.

"**Buyer**" has the meaning set forth in the preamble.

"**Buyer Benefit Plans**" has the meaning set forth in Section 6.05(b).

"Buyers Note Payable" has the meaning set forth in Section 2.02.

"Cash Portion" has the meaning set forth in Section 2.03(a)(i).

"**CERCLA** " means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"**Closing**" has the meaning set forth in Section 2.05.

"**Closing Date**" has the meaning set forth in Section 2.05.

"Closing Working Capital" means: (a) the Current Assets of the Company included in the working capital analysis, less (b) the Current Liabilities of the Company included in the working capital analysis, determined as of the open of business on the Closing Date.

"Closing Working Capital Statement" has the meaning set forth in Section 2.04(a)(i).

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Company**" has the meaning set forth in the recitals.

"**Company Continuing Employee**" has the meaning set forth in Section 6.05(a).

"**Company Intellectual Property**" has the meaning set forth in Section 4.11(b).

"Current Assets" means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

"Current Liabilities" means accounts payable, accrued taxes, accrued expenses, and three months of payments on assumed debt obligations, but excluding Transaction Expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

"**Data Room**" means the electronic documentation site established on Google Docs or other data storage sites on behalf of Seller containing the documents set forth in the Disclosure Schedules.

"**Direct Claim**" has the meaning set forth in Section 8.05(c).

"**Disclosure Schedules**" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"**Dollars or $**" means the lawful currency of the United States.

"**Drop Dead Date**" has the meaning set forth in Section 9.01(b)(i).

"**Employees**" means those Persons employed by the Company immediately prior to the Closing.

"**Encumbrance**" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"**Environmental Claim**" means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"**Environmental Law**" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"**Environmental Notice**" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"**Environmental Permit**" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"**Financial Statements**" has the meaning set forth in Section 4.06.

"**Fraud**" means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE IV or ARTICLE V, made by such party, (a) with respect to Seller, to Seller's Knowledge or (b) with respect to Buyer, to Buyer's actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Hazardous Materials**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"**Indemnified Party**" has the meaning set forth in Section 8.04.

"**Indemnifying Party**" has the meaning set forth in Section 8.04.

"**Insurance Policies**" has the meaning set forth in Section 4.15.

"**Intellectual Property**" has the meaning set forth in Section 4.11(a).

"**Interim Balance Sheet**" has the meaning set forth in Section 4.06.

"**Interim Balance Sheet Date**" has the meaning set forth in Section 4.06.

"**Interim Financial Statements**" has the meaning set forth in Section 4.06.

"**Knowledge of Seller or Seller's Knowledge**" or any other similar knowledge qualification, means the actual knowledge of Seller, after due inquiry.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Losses**" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; *provided, however,* that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

"**Material Contracts**" has the meaning set forth in Section 4.09(a).

"**Note Portion**" has the meaning set forth in Section 2.03(a)(iii).

"Ownership Interest" has the meaning set forth in the recitals.

"Ownership Units" means the outstanding membership units of the Company representing full voting and profit interests.

"**Permits**" means all permits, licenses, franchises, approvals, authorizations, certificates, variances and similar rights obtained, or required to be obtained from Governmental Authorities.

"**Permitted Encumbrances**" has the meaning set forth in Section 4.10(a).

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Purchase Price**" has the meaning set forth in Section 2.02 and consists of the Cash Portion, the Stock Portion, and the Note Portion.

"**Qualified Benefit Plan**" has the meaning set forth in Section 4.19(b).

"**Real Property**" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"**Release**" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Seller**" has the meaning set forth in the preamble.

"**Stock Portion**" has the meaning set forth in Section 2.03(a)(ii).

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third-Party Claim**" has the meaning set forth in Section 8.05(a).

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 100% of the Ownership Interest of Company for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The purchase price for the Ownership Units shall be in three parts: Cash, Common Stock of Crexendo, and a Buyers Note Payable. There shall be an initial payment

of ($2,000,000.00) Two Million Dollars and a payment of 2,461,538 shares of Crexendo Common Stock CXDO Nasdaq (the shares shall be 144 restricted stock which shall be allowed to be sold incrementally up to ¼ may be sold six months after closing, with an additional ¼ which may be sold 1year after closing, with an additional ¼ which may be sold 18 months after closing, with all stock being freely tradable after two years) together with an unsecured note payable in the amount of ($1,100,000.00) One Million One Hundred Thousand Dollars being paid in quarterly installments over a three-year period via a Buyers Note Payable to Bryan J. Dancer from Crexendo with interest at 4% per annum, the note is subject to offsets for all losses indemnified by Noteholder.

ARTICLE III

Section 3.01 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) Two Million Dollars ($2,000,000.00) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer ("**Cash Portion**");

(ii) Shares of common stock of Crexendo, Inc. (CXDO, Nasdaq) representing 2,461,538 (Two Million Four Hundred Sixty-One Thousand Five Hundred Thirty-Eight)(**"Stock Portion"**) which shall be Rule 144 restricted stock. Shares shall be fully restricted for a period of 6 months from the date of issuance. After 6 months, 25% will be permitted to be sold with an additional 25% to be allowed to be sold every 6-month period thereafter, which shall be subject to a stock lock up agreement as detailed in (iv) below.

(iii) A signed Buyers Note Payable to Bryan J. Dancer detailing the terms of the payment of the remaining ($1,100,000.00) One Million One Hundred Thousand Dollars ("**Note Portion**");

(iv) Stock Sale Agreement referencing the shares above; and

(v) all other agreements, documents, or instruments required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) A fully authorized State of Kansas Form CR18 Business Ownership Change Form adding Crexendo and removing Bryan J. Dancer as 100% owner as shown in https://www.ksrevenue.gov/pdf/cr18.pdf;

(ii) A notarized certification from Seller, as 100% owner of the outstanding Ownership Units of Company, evidencing transfer of Seller's entire ownership of the Company showing Crexendo, Inc. as the sole Member free and

clear of all Encumbrances, other than those Encumbrances set forth in Section 4.03(a) of the Disclosure Schedules;

(iii) An Amendment to the Operating Agreement of the Company reflecting Seller has transferred 100% of Ownership Units of Company to Buyer and evidencing that the Buyer owns 100% of the Ownership Units in the Company, in a form mutually agreeable to the parties;

(iv) A signed acknowledgement that Seller will continue to assist Buyer after closing to ensure the appropriate documents are signed to complete the transfer; and

(v) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 3.02 Purchase Price Adjustment; Pre-Closing Requirements

(a) Closing Working Capital.

(i) At least three Business Days before the Closing, Seller shall cause to be prepared and delivered to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the "Estimated Closing Working Capital Statement") prepared in accordance with the working capital methodology set forth on Disclosure Schedule 3.02(a)(i). Such Estimated Closing Working Capital Statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) (the "Estimated Closing Balance Sheet"), and a certificate of the Chief Executive Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Closing Working Capital methodology set forth on Disclosure Schedule 3.02(a)(i) and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end and in a manner consistent with the adjustment methodology set forth on Schedule 3.02(a)(i).

(b) Post-Closing Adjustment

(i) Within one hundred and twenty (120) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and a Final Closing Working Capital Statement (the "Final Closing Working Capital Statement") setting forth Buyer's calculation of Working Capital as of the Closing Date. The Final Closing Working Capital Statement will be prepared in accordance with the methodology set forth on Disclosure Schedule 3.02(a)(i), which shall be prepared

in accordance with this Section 3.02 and include reasonable support for the calculations made therein. The Final Closing Working Capital Statement as of the Closing Date and the Closing Balance Sheet will be prepared in a manner consistent Seller's 2021 Audited Financial Statements and the Working Capital methodology agreed to by the parties on Disclosure Schedule 3.02(a)(i).

(ii) If the Seller disagrees with the Final Closing Working Capital Statement, the Seller may, within thirty (30) days after receipt of the Final Closing Working Capital Statement, provide written notice thereof to the Buyer (the "Dispute Notice"), which shall indicate each item that the Seller disputes in the Final Closing Working Capital Statement and provide reasonable detail (to the extent available to the Seller) of the basis for such dispute. During such thirty (30)-day period and any subsequent time period in which the Final Closing Working Capital Statement is being disputed as provided in this Section 3.02(b)(ii), the Buyer shall provide the Seller and his Representatives with access to such work papers as well as any other information relating to the preparation of the Final Closing Working Capital Statement and the Closing Balance Sheet, as may be reasonably necessary to permit the Seller to review in detail the manner in which the Final Closing Working Capital Statement and the Closing Balance Sheet was prepared, and all information received pursuant to this Section shall be kept confidential pursuant to the confidentiality obligations of this Agreement.

(iii) Unless the Seller delivers a Dispute Notice within the thirty (30)-day period following delivery of the Final Closing Working Capital Statement, the Final Working Capital Statement shall be conclusively deemed final and binding upon Buyer, the Company, Seller for purposes of this Section 3.02(b) and Section 3.02(c).

(iv) For thirty (30) days after receipt by Buyer of a Dispute Notice, Buyer and Seller shall use good faith efforts to resolve the disputed items set forth on the Dispute Notice between themselves and, if they are able to resolve all of such disputed items during such time period, the Final Working Capital Statement shall be revised to the extent necessary to reflect such resolution, and as so revised shall be conclusively deemed final and binding upon Buyer, the Company, and Seller for purposes of this Section 3.02(b) and Section 3.02(c).

(v) If Buyer and the Seller are unable to resolve all of the disputed items set forth on a Dispute Notice within such thirty (30) day period (or such longer period as the parties may mutually agree in writing at such time), then upon written request of either party, the parties shall resolve the dispute by way of the Dispute Resolution Procedure.

(vi) The Purchase Price shall be:

(1) reduced, on a dollar-for-dollar basis, by the amount (if any) by which the Final Working Capital is less than the Working Capital Target set forth on Schedule 3.02(a)(i) (a "Downward Post-Closing

Purchase Price Adjustment"), or increased, on a dollar-for dollar basis, by the amount (if any) by which the Final Working Capital is greater than the Working Capital Target set forth on Schedule 3.02(a)(i) or increased (an "Upward Post-Closing Purchase Price Adjustment") accordingly. If:

(A) there is an Upward Post-Closing Purchase Price Adjustment greater than ten thousand ($10,000) dollars, then, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 3.02, Buyer and Seller shall enter into an amendment to the Buyers note payable to adjust the outstanding principal balance by the amount of the Upward Post-Closing Purchase Price Adjustment; or

(B) there is a Downward Post-Closing Purchase Price Adjustment greater than ten thousand ($10,000) dollars, then, within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 3.02, Buyer and Seller shall enter into an amendment to the Buyers note payable to adjust the outstanding principal balance by the amount of the Downward Post-Closing Purchase Price Adjustment.

Section 3.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Ownership Interest contemplated hereby shall take place at a closing (the "**Closing**") to be held on November 1, 2022, or no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at a location mutually agreed to by the parties or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "**Closing Date**"). The contract being binding and contingent on all regulatory authority required (including but not limited to authority from the State of California and any other state that may in fact be required for transfer of Company licenses to Buyer is completed).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are and have been true and correct as of the date hereof.

Section 4.01 Organization and Authority of Seller. Seller is the sole owner of 100% of the Ownership Interest in the Company. Seller affirms that the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Kansas. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due

authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Kansas and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All Company actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 4.03 Capitalization.

(a) The entire Ownership Interest of the Company is owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 4.03(a) of the Disclosure Schedules.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Ownership Units of the Company or obligating Seller or the Company to issue or sell any units of ownership, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Ownership Units.

Section 4.04 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 4.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Articles of Organization or Operating Agreement of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 4.09(a) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as set forth in Section 4.05 of the Disclosure Schedules and such consents, approvals, Permits,

Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.06 Financial Statements. Copies of the Company's audited financial statements consisting of the balance sheet of the Company as December 31, 2021, the related statement of operations and cash flows for the year then ended (**"Audited Financial Statements"**), and unaudited financial statements consisting of the balance sheet of the Company as of June 30, 2022 (provided review is completed and proforma financial statements are filed on Form 8K/A prior to the SEC reporting deadline for September 30, 2022 Form 10-Q, otherwise the date will be September 30, 2022) and the related statements of operations and cash flow for the nine month period then ended (the **"Unaudited Interim Financial Statements"** and together with the Audited Financial Statements, the Unaudited Interim Financial Statements the **"Financial Statements"**) are included in the Disclosure Schedules/have been delivered to Buyer/have been made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. The Financial Statements fairly represent in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the **"Balance Sheet"** and the date thereof as the **"Balance Sheet Date"** and the balance sheet of the Company as of June 30, 2022 (provided review is completed and proforma financial statements are filed on Form 8K/A prior to the SEC reporting deadline for September 30, 2022 Form 10-Q, otherwise the date will be September 30, 2022) is referred to herein as the **"Interim Balance Sheet"** and the date thereof as the **"Interim Balance Sheet Date"**.

Section 4.07 Undisclosed Liabilities. Except as set forth on Section 4.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 4.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 4.08 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the Articles of Organization, Operating Agreement or other organizational documents of the Company;

(c) issuance, sale or other disposition of any of any Ownership Interest, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Ownership Interest;

(d) declaration or payment of any dividends or distributions on or in respect of any of its Ownership Interest or redemption, purchase or acquisition of its Ownership Interest;

(e) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $5,000 (Five Thousand Dollars) except unsecured current obligations and liabilities incurred in the ordinary course of business;

(g) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $5,000 (Five Thousand Dollars);

(h) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(i) increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j) adoption, amendment or modification of any Benefit Plan;

(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l) material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(m) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(n) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(o) material damage, destruction or loss (whether or not covered by insurance) to its property;

(p) any capital investment in, or any loan to, any other Person;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(r) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 Material Contracts.

(a) Section 4.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 4.10(b) of the Disclosure Schedules, collectively, the "**Material Contracts**"):

(i) each agreement of the Company involving aggregate consideration in excess of $10,000.00 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days' notice;

(ii) any agreements which may not automatically be assigned on sale of business must be evaluated for assignment ability, Seller understands that Buyer will not be responsible for any contracts that cannot be assigned and must be paid by Seller prior to close;

(iii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iv) all agreements that relate to the sale of any of the Company's assets, other than in the ordinary course of business, for consideration in excess of $10,000.00;

(v) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $10,000.00;

(vi) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $10,000.00;

(vii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(viii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(ix) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(x) all Contracts with any Governmental Authority to which the Company is a party (**"Government Contracts"**);

(xi) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiii) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(xiv) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller's Knowledge, any other party thereto is in breach of or default under or is alleged to be in breach of or default under or has provided or received any notice of any intention to terminate, any Material Contract. To the Seller's knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance

Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "**Permitted Encumbrances**"):

(i) those items set forth in Section 4.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b) Section 4.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property involving total annual payments of at least $5,000.00 (collectively, "**Leases**"), including the identification of the lessee and lessor thereunder.

Section 4.11 Intellectual Property.

(a) "**Intellectual Property**" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

(b) Section 4.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 4.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company's business as currently conducted (the "**Company Intellectual Property**").

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller's Knowledge: (i) the conduct of the Company's business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 4.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

Section 4.12 Inventory. All inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, except for Permitted Encumbrances set forth on 4.10(a), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

Section 4.13 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are reasonably expected to be collectible in full within 90 (ninety) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration of recurring revenue to the Company for goods or services rendered in an amount greater than or equal to $15,000.00 for fiscal year 2021 and from January 1 through September 30, 2022 (collectively, the "**Material Customers**"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $20,000.00 for last fiscal year 2021 and from January 1 through

September 30, 2022 (collectively, the "**Material Suppliers**"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the "**Insurance Policies**"). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect. The parties understand and agree that it is expected that all insurance coverage will shift to Crexendo insurance on closing.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller's Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a Material Adverse Effect. To Seller's Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a)of the Disclosure Schedules, the Company has complied with and is in compliance with all Laws applicable to it or its business, properties or assets except where the failure to be in compliance would not have a Material Adverse Effect.

(b) Except as set forth in Section 4.17(b) of the Disclosure Schedules, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Company and, to Seller's Knowledge, no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

(c) None of the representations and warranties contained in Section 4.17 shall be deemed to relate to environmental matters (which are governed by Section 4.18), employee benefits matters (which are governed by Section 4.19), employment matters (which are governed by Section 4.20) or tax matters (which are governed by Section 4.20).

Section 4.18 Environmental Matters.

(a) Except as set forth in Section 4.18(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller's Knowledge, the Company is and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is and has been in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c) Except as set forth in Section 4.18(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller's Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any Real Property currently owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company.

(d) Seller has made available to Buyer in the Data Room any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or Company.

(e) The representations and warranties set forth in this Section 4.18 are the Seller's sole and exclusive representations and warranties regarding environmental matters.

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under

which the Company has any material liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a "**Benefit Plan**").

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller's Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA, the Code, and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "**Qualified Benefit Plan**") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 4.19(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 4.19(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, neither Seller nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 4.19(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.19(e) of the Disclosure Schedules, or as would not have a Material Adverse Effect: (i) there is no pending or, to Seller's Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) Except as set forth in Section 4.19(f) of the Disclosure Schedules, or as would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in

the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(g) The parties agree and understand that on closing all Benefit Plans maintained by Seller will be frozen with employees having the option to immediately enroll in Buyer's respective plans.

(h) The representations and warranties set forth in this Section 4.19 are the Seller's sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.20 Employment Matters.

(a) Except as set forth in Section 4.20(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Except as set forth in Section 4.20(a) of the Disclosure Schedules, since January 1, 2020, there has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Section 4.20(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) The Company has properly accounted for and paid any required overtime and there are no pending or potential claims for underpayment of wages or failure to pay overtime.

(d) The representations and warranties set forth in this Section 4.20 are the Seller's sole and exclusive representations and warranties regarding employment matters.

Section 4.21 Taxes.

(a) Except as set forth in Section 4.21of the Disclosure Schedules:

(i) The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(iv) The Company is not a party to any Tax-sharing agreement.

(v) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vi) The Company is responsible for filing a stub period return for the period of January 1, 2022 through the acquisition date ("Stub Period"). Any taxes and fees for the Stub Period are the responsibility of Seller. Seller's outside CPA firm will prepare an estimate of taxes for the Stub Period. Estimated taxes owed, if any, will be placed in an escrow account at the Closing. Buyer will be responsible for all taxes after the Stub Period through the end of the 2022 fiscal tax year.

(b) Except for certain representations related to Taxes in Section 4.19, the representations and warranties set forth in this Section 4.21 are the Seller's sole and exclusive representations and warranties regarding Tax matters.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.23 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state Nevada. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

Section 5.03 Investment Purpose. Buyer is acquiring the Ownership Units solely for its own intent to acquire the business.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Portion of the Purchase Price and to consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 4.08 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; *provided, however,* that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Doug Gaylor, Ron Vincent, Jeffrey Korn or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (w) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to

the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "**Schedule Supplement**"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; *provided, however*, that if Buyer has the right to, but does not elect to, terminate this Agreement within twenty (20) Business Days of its specific notification of the existence of and the receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company.

Section 6.05 Employees; Benefit Plans.

(a) Effective at the Closing Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing ("**Company Continuing Employee**") with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing. Company agrees that all employees (other than those with a Crexendo employment contract) will be employed on an at-will basis by Buyer after Closing.

(b) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, "**Buyer Benefit Plans**") in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; *provided, however*, such service shall not be recognized to the extent that (x) such

recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07 Governmental Approvals and Other Third-party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide

the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(c) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.05 and Section 5.02 of the Disclosure Schedules; *provided, however,* that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which

consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.13 No Solicitation of Other Bids. Since the date of the LOI, Seller has not, nor has it authorized or permitted any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding the sale of any or all of the equity ownership of the Company or all or substantially all of the assets of the Company (an "Acquisition Proposal"); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by Seller as the 100% owner of the outstanding Ownership Units of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) Buyer shall have received a notarized certification from Seller, as 100% owner of the outstanding Ownership Units of Company, that Seller is authorized to sign this Agreement and the other documents to be delivered hereunder.

(e) Seller shall have delivered, or caused to be delivered, to Buyer a notarized certification from Seller, as 100% owner of the outstanding Ownership Units of Company, evidencing transfer of Seller's entire ownership interest free and clear of Encumbrances, except for any Encumbrances set forth in Section 4.03(a) of the Disclosure Schedules.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) All agreements which are being assumed by Buyer are automatically assigned to Buyer on closing without the need for additional action or consideration.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(g) Buyer shall have delivered to Seller cash in an amount equal to the Cash Portion of the Purchase Price by wire transfer in immediately available funds, to an account designated.

(h) Buyer shall have delivered to the Seller the Stock Portion of the Purchase Price.

(i) Buyer shall have delivered to the Seller the duly authorized note for the Note Portion of the Purchase Price.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 (eighteen) months from the Closing Date; *provided, however,* the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.20, Section 5.01, Section 5.02 and Section 5.04 shall survive for 36 (thirty six) months from the Closing Date. Additionally, any representations and warranties related to taxes shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the remaining covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the **"Indemnified Party"**, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the **"Indemnifying Party"**. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $450,000.00 (Four Hundred Fifty Thousand Dollars) (the **"Deductible"**), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $450,000.00 (Four Hundred Fifty Thousand Dollars) (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a) as the case may be, shall not exceed $450,000.00 (Four Hundred Fifty Thousand Dollars).

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting for claim against Seller from the Buyers Note Payable; for both parties after any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under this ARTICLE VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "**Third-Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available

(subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.01, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 9.02, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.01 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by October 30, 2022 (the "**Drop Dead Date**"); or

(ii) any of the conditions set forth in Section 7.01(a) have occurred or conditions set forth in Section 7.01(b) and Section 7.02 have not been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer

pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01(b) or Section 7.03 have not been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.06 and ARTICLE XI hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X
FURTHER ASSURANCES

Section 10.01 Non-competition; Non-solicitation.

(a) From the date hereof and continuing for a period of 3 years following the Closing Date ("Restricted Period"), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business that would compete with Buyer in any market Buyer is currently operating in; (ii) have an interest in any Person that engages directly or indirectly in a business that would compete with the buyer in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; *provided that* nothing in this Section 10.01(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer; or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or Buyer or potential clients or customers of the Company or Buyer for purposes of diverting their business or services from the Company or Buyer.

(d) Seller acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 10.02 Breakup Fee. If either the Seller or Buyer fail to close this Agreement for any reason other than the failure to get necessary regulatory consents the Party who does not agree to close shall pay to the other Party (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee of $500,000.00 (Five Hundred Thousand Dollars US). The Parties acknowledge and hereby agree that this provision is an integral part of the transactions contemplated by this Agreement and that, without such provision, the Parties would not have entered into this Agreement. If the Seller, on the one hand, or Buyer, on the other hand, shall fail to pay in a timely manner the

amounts due in this section and the other party makes a claim against the non-paying party that results in a judgment, the nonpaying party shall pay to the other party reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth herein at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable law. The Parties acknowledge and agree that in no event shall a Party be obligated to pay any fees under this Section, on more than one occasion.

ARTICLE XI
MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred;

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 3rd (third) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller:

Allegiant Technology
10983 Granada Lane, Suite 300
Overland Park, KS 66212
Attn: Bryan Dancer, President & CEO
bryan@allegiantnow.com

If to Buyer:

Crexendo, Inc
1615 S 52nd St,
Tempe, AZ 85281
Attn: Ron Vincent and Jeffrey Korn
E-mail: rvincent@crexendo.com
E-mail: jkorn@crexendo.com

Section 11.03 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 11.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body

of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

(b) It is agreed that all claims, disputes and controversies arising out of or relating in any way to this Agreement will to the fullest extent permitted by law be resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The venue for such arbitration shall be Phoenix, Arizona. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY

IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Bryan J. Dancer

By ______________________

Name: Bryan J. Dancer

Allegiant Networks, LLC

By ______________________

Name: Bryan J. Dancer

Title: President & CEO

Crexendo, Inc

By ______________________

Name: Doug Gaylor

Title: President & COO